EXHIBIT 10.26

AGREEMENT

Made on this 16 day of April 2007 (“Effective Date”)

by and between

MEDGENICS MEDICAL ISRAEL, LTD.
A company organized and existing under the laws of Israel
with offices at 12 HaNapach St. Karmiel, Israel
(“MMI”)

and

MEDGENICS, INC.
A company organized and existing under the laws of Delaware, USA, with principal place of business at 8000 Towers Crescent Dr.
Suite 1300
Vienna, Va. 22182 USA
(“Medgenics”)

WHEREAS MMI has applied for funding from the OCS (as defined below) under the Law (as defined below) for an approved budget for the period commencing on June 1, 2006 and ending May 31, 2007 for the research and development projects titled Biopump: Medical device for preparation of autologous skin implants (OCS file Numbers 37503 and 37679)(the “Grants”); and

WHEREAS The Grants have been approved by the research committee of the OCS (the “Approved Programs”) and the parties hereto wish to enter into a development and license agreement, pursuant to the terms and conditions set forth herein;

NOW THEREFOR the parties hereto agree as follows:

1.	Definitions

1.1
“Intellectual Property Rights” shall mean patents, patent applications, mask works, copyrights, trade secrets, “moral” rights, confidential and proprietary information of a technical and business nature and know-how. Intellectual Property includes, but is not limited to, designs, inventions, algorithms, processes, recipes, schematics, logic diagrams, software, hardware, firmware, and technical specifications, whether in documentary or non-documentary form.

1.2	“Technology” - the know-how, technology and process and other results developed and that will be developed by MMI under the Approved Programs supported by the OCS or deriving therefrom.

l.3	“Technology IP” – all rights in and to the Technology.

1.4	“Law” – the Encouragement of Research and Development in Industry Law (5744-1984) and the regulations rules and procedures promulgated pursuant thereto as may be amended from time to time.

1.5
“Net Sales” - gross amount billed on sales by MMI of the products covered by the claims of the Background IP, 1ess the following: (i) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; and (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of such product which is paid by or on behalf of MMI;

l.6	“OCS” – the Office of Chief Scientist of the Ministry of Industry, Trade and Labor.

2.	Ownership of Rights

MMI is and shall remain the Sole owner of the Technology and Technology IP created in the course of the Approved Programs supported by the OCS or deriving therefrom and any utilization of such Technology and Technology IP and the results of the Approved Programs and any other rights deriving from the Approved Programs or their execution, is subject to the provisions of the Law.

3.	License

Subject to obtaining the required prior approvals from the OCS and compliance with the provisions of the Law, MMI may grant Medgenics licenses for manufacturing, marketing and distributing of products incorporating or based on the Technology and/or the Technology IP.

4.	Non-Exclusive License to Background IP

4.1
License Grant. Medgenics herby grants MMI a non-exclusive, worldwide, non-transferable. sub-licensable irrevocable license to use Medgenics’ Intellectual Property Rights, as existing at date of application made for financial support from the OCS under the Grant or developed or obtained independently by Medgenics thereafter, as well as such intellectual property rights licensed to Medgenics under the certain License Agreement with Yissum dated November 23, 2005 (the “Background IP”), solely to the extent demonstrated, to the reasonable satisfaction of Medgenics, as required for the performance and execution of the Approved Programs and any research and development programs support by the OCS, to be technically indispensable for MMI in order to develop and commercialize the products based on the Technology and Technology IP (all such rights granted herein, the “Non-Exclusive License”). The Background IP and all Intellectual Property Rights therein shall remain in the sole ownership of' Medgenics.

4.2
Royalties. In consideration for the grant of the Non-Exclusive License to MMI, MMI shall pay Medgenics a royalty equal to the five percent (5%) of the Net Sales of the products based on the Background IP.

5.	Undertaking

Each of MMI and Medgenics, recognize that (i) the Technology and Technology IP was developed with financial support of the Government of the State of Israel through the OCS under the Law, and that (ii) the Law places strict restrictions on the transfer of know-how and/or manufacturing right, making all such transfers subject to the absolute discretion of the Research Committee of the OCS (the “Research Committee”), acting in accordance with the aims of the Law, and requiring that any such transfer receive the prior written approval of the Research Committee. Each of MMI and Medgenics hereby undertake: (i) to observe strictly the requirements of the Law including those relating to the prohibition on transfer of know-how and/or production rights, and those relating to payment royalties; (ii) to notify the OCS in any event of a procedure taken by or against MMI in respect of a liquidation of MMI, or an appointment of a trustee, liquidator or receiver for MMI, or similar legal procedures.

6.	Miscellaneous

6.1
Governing Law and Jurisdiction. This Agreement shall be governed by and construed according to the laws of the state of Israel, without regard to the conflict of laws provisions thereof. All disputes hereunder shall be resolved in the courts of Israel, sitting in Tel Aviv-Jaffa.

6.2
Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, and supersedes and annuls all oral or written representations or agreements, privileges or understandings between the parties relating to the subject matter hereof.

6.3
Amendments. This Agreement may only be amended or modified by an agreement in writing duly signed by the parties hereto. The parties undertake to obtain the approval of the OCS for any amendment or modification for which such approval is required under the Law.

6.4
Severability. If any non material condition, term or covenant of this Agreement shall at any time be held to be void, invalid or unenforceable by a court of final jurisdiction, then such condition, covenant or term shall be construed as severable and such holding shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Agreement, and this Agreement shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

6.5
Waiver. The failure at any time of either party to enforce any of the terms or conditions or any right or to exercise any option of this Agreement, will in no way be construed to be a waiver of such terms, conditions, rights or options, or in any way to affect the validity of this Agreement.

6.6	Preamble. The preamble to this Agreement shall form an Integral part thereof.

6.7	Headings. The headings in this Agreement are inserted only as a matter of convenience, and shall not be taken into consideration in the interpretation of this Agreement.

6.8
Notices. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and delivered in person with receipt acknowledged, sent by registered or credited mail, receipt requested, posted prepaid, sent by overnight courier with guaranteed next day delivery or sent by telex or facsimile to the party to whom directed at the respective address indicated above or to such other address as a party may designate in writing in accordance with the provisioins of this Subsection 6.8. A copy of any notice shall be also sent to:

Pearl, Cohen Zedek Latzer LLP

7 Shenkar Street, 2nd Gav-Yam Building,
Herzelia, 46733, Israel
Fax: 972-9-972-8001
Att: Attorney Mark Cohen

6.9	Further Assurances. The parties hereto shall take any and all actions as may be required to satisfy the terms, goals and intent of this Agreement and shall take no actions in contravention of thereof.

6.l0
Counterparts. This Agreement may be executed in any number of counterparts, each of whom shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first above written.

MMI, LTD.		MEDGENICS, INC.

Signature:	/s/ Andrew L. Pearlman	Signature:	/s/ Andrew L. Pearlman

Name: Dr. Andrew L. Pearlman		Name: Dr. Andrew L. Pearlman

Title: CEO		Title: President and CEO